Exhibit 10.1
AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT
This Amended and Restated Change in Control Agreement (this “Agreement”) is dated [DATE], and is by and between HALOZYME THERAPEUTICS, INC., a Delaware corporation (the “Company,” “us,” “we” or “our”), and [EXECUTIVE NAME] (“you” or “your”).
WHEREAS, the Board of Directors of the Company (the “Board”) considers it essential to foster the continued employment of key executives and believes it is in the best interests of the Company and its stockholders to have your continued dedication, notwithstanding the possibility, threat or occurrence of a Change in Control of the Company (as defined below).
NOW, THEREFORE, in consideration of the mutual covenants contained in this agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.“At Will” Employment. You agree that you will continue to be an “at-will” employee, as defined under applicable law, of the Company or of the Company’s operating subsidiary, Halozyme, Inc. As such, your employment may be terminated at any time for any or no reason without liability, except as otherwise provided in this Agreement or any other employee benefit plan in which you participate immediately before your termination of employment. Nothing in this Agreement confers on you any right to continued employment or restricts our right to terminate your employment at any time for any or no reason.
2.    Change in Control Termination.
(a)    Payments and Benefits. In the event that (1) we terminate your employment without Cause, (2) you resign for Good Reason, or (3) your employment terminates due to your death or Disability, in each case on or within 12 months after a Change in Control (as each capitalized term is defined below), we shall provide you the following payments and benefits:
(i)    Your annual base salary earned through the date of termination and any vested accrued benefits, to the extent not previously paid or deferred as of the date of termination under a tax-qualified or nonqualified deferred compensation arrangement, to be paid in a lump sum within the time periods mandated by applicable law after your termination of employment (“Accrued Obligations”);
(ii)    Subject to Section 2(b) below, an amount equal to [●]1 times the sum of (A) your then-current annual base salary and (B) the amount of your target annual bonus opportunity (based on the target percentage of your annual base salary) in respect of the year in which your employment terminates, in each case as determined without regard to any diminution thereof that may give rise to Good Reason, to be paid in a lump sum no later than eight (8) days after your Release
_______________________
1 In the case of the CEO, 2.0; in the case of all other Executives, 1.5.

(as defined below) becomes effective; provided, that if the maximum period during which you could execute and subsequently revoke the Release spans two calendar years, then payment shall not be made prior to the first day of the second calendar year regardless of when your Release actually becomes effective;
(iii)    Subject to Section 2(b) below, an amount equal to 1.5 times the cost of [●]2 months of your monthly medical premiums (including the employee and employer portions for you and, if applicable, your spouse and eligible dependents), if any, under the Company’s group health plans in which you (or they) participated immediately prior to the date of termination; and
(iv)    Subject to Section 2(b) below, we shall cause 100% of all equity awards outstanding as of the date of termination to become fully vested and nonforfeitable upon your termination of employment and otherwise exercisable in accordance with the terms of the applicable equity plan and award agreement pursuant to which such awards were granted; provided, that with respect to any such equity award the vesting of which is based (immediately prior to the date of termination) in whole or in part upon the achievement of performance goals, the numbers of shares or units that become fully vested shall be determined based upon the greater of (x) the target performance level applicable under the award and (y) the actual performance level achieved under the terms of the award through the date of termination.
(v)    Notwithstanding anything to the contrary in this Agreement, if we terminate your employment without Cause, or if you resign for Good Reason, before a Change in Control, and if you reasonably demonstrate that your termination of employment (A) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or (B) otherwise arose in connection with or anticipation of the Change in Control, then for purposes of this Section 2(a), your termination of employment will be deemed to have occurred on the effective date of the Change in Control.
(b)    Release. You agree that any payment or benefit provided under this Agreement pursuant to Section 2(a)(ii), (iii) and (iv) hereof and not otherwise required by law is conditioned upon your execution and delivery to us of a general release of claims (a “Release”) substantially in the form attached hereto as Exhibit A within 21 days (or 45 days in the case of a reduction in force) following the date of your termination of employment and your nonrevocation of the Release during the seven-day period following its execution. If you do not timely execute the Release, if you fail to timely deliver the executed Release or if you effectively revoke the Release within seven days following its execution, you will automatically forfeit any right to receive the payments and benefits provided under this Agreement pursuant to Section 2(a)(ii), (iii) and (iv) hereof.
_______________________
2 In the case of the CEO, 24; in the case of all other Executives, 18.

(c)    Cause. “Cause” means, solely for purposes of this Agreement as determined in good faith by the Board, which determination will be conclusive, your:
(i)    conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude;
(ii)    fraud with respect to, or misappropriation of, any funds or property of the Company, or any subsidiary, customer or vendor;
(iii)    illegal use or illegal distribution of controlled substances;
(iv)    willful violation of any material written rule, regulation, procedure or policy of the Company applicable to you that results in demonstrable harm to the Company, as determined by the Board in good faith; or
(v)    material breach of any material provision of any employment, nondisclosure, nonsolicitation or other similar material agreement executed by you for the benefit of the Company that results in demonstrable harm to the Company, as determined by the Board in good faith.
(d)    Change in Control. A Change in Control shall be deemed to have occurred if any of the following shall have occurred:
(i)    any Person becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this definition of Change in Control, the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates or (4) any acquisition pursuant to a transaction that complies with clauses (iii)(A), (iii)(B) and (iii)(C) of this definition of Change in Control;
(ii)    individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(iii)    consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, at least fifty percent (50%) of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(iv)    approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
In construing this definition of Change in Control, a “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by the Company and by entities controlled by the Company or an underwriter of the stock of the Company in a registered public offering.
(e)    Code. “Code” means, solely for purposes of this Agreement, the United States Internal Revenue Code of 1986, as amended.
(f)    Disability. “Disability” means, solely for purposes of this Agreement, “disability,” as such or similar term is defined under the Company’s long-term disability plan as in effect at the relevant time.
(g)    Good Reason. “Good Reason” means, solely for purposes of this Agreement, without your consent, any of the following conditions:
(i)    any diminution in your annual base salary or annual target bonus opportunity (as a percentage of your annual base salary);

(ii)    a material diminution in your title, position, duties or responsibilities, or the assignment to you of duties that are materially inconsistent with the scope of duties and responsibilities associated with your position immediately before the Change in Control;
(iii)    a material diminution in the authority, duties or responsibilities of the supervisor to whom you are required to report;
(iv)    a material diminution in the budget over which you retain authority;
(v)    any requirement by the Company that you physically relocate from your current work location to another work location 30 or more miles away; or
(vi)    any other action or inaction that constitutes a material breach by us of our obligations under this Agreement;
so long as you notify us no later than 90 days after the existence of any of these conditions and we fail to cure the condition within 30 days after receipt of the notice. Notwithstanding the foregoing, no Good Reason exists unless your termination of employment occurs no later than one year after the initial existence of any condition listed in this Section 2(g).
3.    Performance Awards upon CIC. The following shall apply with respect to all equity awards the vesting of which is based in whole or in part upon the achievement of performance goals that are outstanding as of the effective date of a Change in Control (such awards, “Performance Awards”): (i) the numbers of shares or units subject to the Performance Award shall be determined based upon the greater of (x) the target performance level applicable under the Performance Award and (y) the actual performance level achieved under the terms of the Performance Award through the effective date of the Change in Control; (ii) unless fully paid and settled in connection with the Change in Control, the resulting number of Performance Award shares or units determined under Section 3(i) above shall remain outstanding, with the number and kind of shares or units adjusted to reflect the Change in Control in accordance with the terms of the applicable equity plan, and (iii) any applicable service-based vesting requirement shall continue to apply on the same basis as originally provided under the Performance Award, subject to Section 2(a)(iv) above with respect to the vesting of equity awards upon certain terminations of employment in connection with a Change in Control.
4.    Exclusivity of Payments and Benefits. This Agreement supersedes all prior agreements you may have with us regarding compensation or benefits that may become payable in connection with a change in control of the Company (whether or not the change in control constitutes a Change in Control), including any provision contained in any employment agreement, offer letter or change-in-control agreement, or in any equity incentive plan or equity award agreement. In addition, in the event of any conflict between the terms of this Agreement and the terms of any equity incentive plan or equity award agreement governing any outstanding equity award granted to you, whether on, prior to or following the date hereof, the terms of this Agreement shall supersede and control with respect to such equity award. You acknowledge and agree that any payments received pursuant to this Agreement shall be in lieu of any payments the Company would otherwise make to you under the Company’s general severance policy, as such policy may be revised, amended or administered from time to time. Except as otherwise provided in this Section 4, nothing in this Agreement will prevent or limit your continuing or future participation in any Company plan, policy or practice for which you may qualify.
5.     Limitation on Payments and Benefits.
(a)    Tax Liability. You shall bear all expense of, and be solely responsible for, all federal, state, local or non-U.S. taxes due with respect to any payment received under this Agreement, including, without limitation, any excise tax imposed by Code Section 4999.
(b)    Modified Cutback Rule. Notwithstanding anything to the contrary in this Agreement, if any payment or benefit to be paid under this Agreement (“Contract Payments”), together with any other payment or benefit that you have the right, in connection with a Change in Control or the termination of your employment, to receive from us or from any entity that is a member of an “affiliated group” (as defined under Code Section 1504(a) without regard to Code Section 1504(b)) of which we are a member, including, without limitation, any restricted stock, stock option or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (collectively with the Contract Payments, the “Total Payments”), constitutes an “excess parachute payment” (as defined under Code Section 280G(b)), the Total Payments will be reduced to the minimum extent necessary to prevent any portion of the Total Payments from becoming nondeductible by the Company under Code Section 280G or subject to the excise tax imposed under Code Section 4999, but only if, by reason of such reduction, the net after-tax benefit received by you would exceed the net after-tax benefit that you would receive if no such reduction was made. For this purpose, “net after-tax benefit” means (i) the value of the Total Payments which you receive or are then entitled to receive from the Company that would constitute “excess parachute payments” within the meaning of Code Section 280G (the “Excess Parachute Payments”), less (ii) the sum of (A) the amount of all U.S. federal, state and local income taxes payable with respect to the Excess Parachute Payments, calculated at the maximum marginal income tax rate for each year in which the Excess Parachute Payments shall be paid to you (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of an Excess Parachute Payment), and (B) the amount of excise taxes imposed with respect to the Excess Parachute Payments above by Code Section 4999 (or any successor provision thereto), any similar tax imposed by state or local law and any interest or penalties with respect to such excise tax(es).
(c)    Determination Process. The determination of whether it is necessary to decrease the Total Payments pursuant to Section 5(b) hereof shall be made in good faith by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Company. This determination, together with supporting calculations and documentation, will be provided to the Company and you within forty-five (45) days after your final date of employment and will be conclusive and binding upon you and the Company, absent manifest error. Notwithstanding the foregoing, the determinations of the Accounting Firm shall be based upon methodologies and assumptions agreed between the Company and the Accounting Firm prior to the Change in Control and shall not be modified thereafter, absent a change in law or manifest error. We shall bear all fees of the Accounting Firm. If a reduction in the Total Payments is necessary, reduction shall occur in the following order: (i) first, by reducing or eliminating the portion of the Total Payments which are not payable in cash and are not attributable to equity awards (other than that portion of the Total Payments subject to clause (iii) hereof), (ii) second, by reducing or eliminating cash payments (other than that portion of the Total Payments subject to clause (iii) hereof), (iii) third, by reducing or eliminating the portion of the Payments which are not payable in cash and are attributable to equity awards and (iv) fourth, by reducing or eliminating the portion of the Payments (whether or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse chronological order (i.e., beginning with payments or benefits which are to be paid furthest in the future).
(d)    Adjustments. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to you or for your benefit pursuant to this Agreement that should not have been so paid or distributed (“Overpayment”) or that additional amounts that will have not been paid or distributed by the Company to you or for your benefit pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of any reduced Total Payments hereunder.  In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or you that the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, you shall pay any such Overpayment to the Company together with interest; provided, however, that no amount shall be payable by you to the Company if and to the extent such payment would not either reduce the amount on which you are subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes.  In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to you or for your benefit together with interest. Any interest payable hereunder will be based on the “prime rate” as published in The Wall Street Journal, such rate calculated as of the day that payment of Overpayment or Underpayment is made hereunder.
6.    Section 409A Compliance.
(a)    This Agreement is intended to comply with, or otherwise be exempt from, Code Section 409A (together with the Treasury Regulations and other agency guidance promulgated thereunder, “Code Section 409A”).
(b)    All provisions of this Agreement shall be administered, interpreted and construed in a manner consistent with the requirements to avoid the imposition of any additional tax, penalty or interest under Code Section 409A.
(c)    If the Company determines in good faith that any provision of this Agreement would cause you to incur an additional tax, penalty or interest under Code Section 409A, the Company and you shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Code Section 409A or causing the imposition of such additional tax, penalty or interest under Code Section 409A.
(d)     Notwithstanding anything herein to the contrary, however, the Company does not guarantee any particular tax effect to you under this Agreement, and we shall not be liable to you for any payment or benefit paid under this Agreement that is determined to result in an additional tax, penalty or interest under Code Section 409A, nor for reporting in good faith any payment or benefit made under this Agreement as an amount includible in gross income under Code Section 409A.
(e)    Any reimbursement of expenses of or any provision of in-kind benefits to you, as specified under this Agreement, is subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year do not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Code Section 105(b); (ii) we shall reimburse an eligible expense no later than the end of the year after the year in which you incurred the expense; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(f)    “Termination of employment,” “resignation,” or words of similar import, as used in this Agreement means your “separation from service” (as defined under Code Section 409A) for purposes of any payment or benefit under this Agreement that is a payment of deferred compensation subject to Code Section 409A.
(g)    If a payment obligation under this Agreement arises on account your separation from service while you are a “specified employee” (as defined under Code Section 409A and determined in good faith by the Board), any payment of “deferred compensation” (as defined under Treasury Regulation § 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation § 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid (whether in a lump sum or in installments) within 6 months after your separation from service will, to the extent required by Code Section 409A, be paid within 15 days after the end of the 6-month period beginning on the date of your separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of your estate following your death. Any such amount shall, within five days after your separation from service, be contributed to the trustee of a “rabbi trust” (i.e., an unfunded arrangement designed to comply with Revenue Procedure 92-64), held by the trustee pursuant to the terms of such trust and paid to you in a lump sum, with interest (based on the “prime rate” as published in The Wall Street Journal, such rate calculated as of the first day that payments are made to you out of the trust).
(h)    Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty days following the Termination Date”), the actual date of payment within the specified period shall be within the sole discretion of the Company. If under this Agreement, an amount is paid in two or more installments, each installment shall be treated as a separate payment.
7.    Successors. This Agreement is personal to you and may not be assigned other than by will or the laws of descent and distribution without our prior written consent. This Agreement inures to the benefit of and is enforceable by your representatives. Likewise, this Agreement inures to the benefit of and is binding upon the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the term “Company” shall mean both the Company as defined above and any such successor or assignee.
8.    Notices. All notices and other communications hereunder must be in writing and must be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the employee:
To the Company’s address of record for the employee.
If to the Company:
Halozyme Therapeutics, Inc.
Attention: General Counsel
11388 Sorrento Valley Road
San Diego, California 92121
or to any other address as either party shall have furnished to the other in writing in accordance with this Section 8. Notice is effective when actually received by the addressee.
9.    Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.
10.    Withholding. We may withhold from any amount payable under this Agreement U.S. federal, state or local or non-U.S. taxes required to be withheld under applicable law.
11.    Amendment; Waiver. No provision of this Agreement may be modified, waived or discharged except by a writing signed by both parties. The failure of either party to insist upon strict compliance with any provision of this Agreement or assert any right either party may have hereunder does not constitute a waiver of the provision or right under this Agreement.
12.    Legal Fees. The Company shall pay or reimburse you for any reasonable, documented legal fees that you actually incur in the resolution of a good-faith dispute as to the terms of this Agreement and the parties’ obligations hereunder provided that you prevail on more than one substantial issue in such dispute.
13.    Applicable Law. This Agreement is governed by the laws of the State of California, without reference to principles of conflict of laws, as these laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.
14.    Counterparts. This Agreement may be executed in two or more counterparts, each being an original and all of which, when taken together, is deemed one instrument.
15.    Termination. This Agreement shall terminate on the earliest of:
(a)    the date your employment terminates, unless such termination is covered by Section 2(a) of this Agreement (including by application of Section 2(a)(v)) (a “Covered Termination”);

(b)    the first anniversary of a Change in Control, unless you have previously experienced a Covered Termination; or
(c)    upon satisfaction of all of the Company’s obligations under this Agreement, if you have experienced a Covered Termination.
[signature page follows]

The parties are signing this Amended and Restated Change in Control Agreement on the date stated in the introductory clause.
HALOZYME THERAPEUTICS, INC.
By:
Name:
Title:

EMPLOYEE

[Employee Name]

EXHIBIT A
Form of Release
1.General Release.
(a)In exchange for the consideration provided pursuant to the Amended and Restated Change in Control Agreement (the “Severance Agreement”) dated as of _____________ between ________________ (“Employee”) and Halozyme Therapeutics, Inc. (“Company”), Employee, together with Employee’s heirs, executors, representatives, agents, insurers, administrators, successors and assigns (collectively, “Releasors”), unconditionally, irrevocably and absolutely releases and discharges Halozyme Therapeutics, Inc. (“Company”), and any parent and subsidiary corporations (direct or indirect), divisions and affiliated corporations, partnerships or other affiliated entities of Company, past and present, as well as Company’s employees, officers, directors, agents and attorneys and their respective successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Company, the termination of Employee’s employment and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Company, whether under non-U.S. law or U.S. federal, state or local law. This release is intended to have the broadest possible application and includes, but is not limited to, any non-U.S. or U.S. federal, state and/or local tort, contract, common law, constitutional or other statutory claims, including, but not limited to, alleged violations of Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, as amended, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the Age Discrimination in Employment Act, as amended, the Genetic Information Nondiscrimination Act, as amended, the California Labor Code, the California Fair Employment and Housing Act, as amended, the California Family Rights Act and/or any other claims that may legally be waived and released. Employee expressly waives Employee’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal and whether brought by Employee or on Employee’s behalf, related in any way to the matters released in this release agreement (this “Release”). However, this Release excludes, and Employee does not waive, release or discharge, any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency.
(a)[In further consideration of the payments and benefits provided to Employee under the Severance Agreement, Releasors hereby irrevocably and unconditionally fully and forever waive, release and discharge the Releasees from any and all Claims, whether known or unknown, from the beginning of time to the date of the Employee’s execution of this Release, arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Release, the Employee hereby acknowledges and confirms that: (i) the Employee has read this Release in its entirety and understands all of its terms; (ii) the Employee has been advised of and has availed him- or herself of the right to consult with an attorney prior to executing this Release; (iii) the Employee knowingly, freely and voluntarily assents to all of the terms and conditions set out in this Release including, without limitation, the waiver, release and covenants contained herein; (iv) the Employee is executing this Release, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Employee is otherwise entitled; (v) the Employee was given at least 21 days to consider the terms of this Release and consult with an attorney, although Employee may sign it sooner if desired; (vi) the Employee understands that Employee has seven days from the date Employee signs this Release to revoke the release in this paragraph by delivering notice of revocation to the Company in accordance with Section 11 hereof before the end of such seven-day period; and (vii) the Employee understands that the release contained in this paragraph does not apply to rights and claims that may arise after the date on which the Employee signs this Release.]
(b)The parties agree that this Release is not intended to bar any claims that, by statute, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits and statutory indemnity, as applicable.
(c)Employee acknowledges that Employee may later discover facts or claims different from, or in addition to, the facts or claims that Employee knows or believes to be true with respect to the subject matter of this Release and which, if known at the time of signing this Release, may have materially affected this Release or Employee’s decision to enter into it. Employee agrees, nonetheless, that this Release shall be and remain effective in all respects, notwithstanding such different or additional facts or claims the discovery of them.
(d)Employee declares and represents that Employee intends this Release to be complete and not subject to any claim of mistake, that this Release expresses a full and complete release of claims, and Employee intends the Release to be final and complete. Employee executes this Release with the full knowledge that it covers all possible claims against Company and the Released Parties to the fullest extent permitted by law.
2.    Waiver of Rights Under Section 1542 of the California Civil Code. Employee has been made aware of and understands the provisions of California Civil Code Section 1542 and acknowledges and agrees that all rights, benefits and protections thereunder are expressly waived. That section provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

3.    Representation Concerning Filing of Legal Actions. Employee represents that, as of the date of this Release, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Company or any of the other Released Parties in any court or with any governmental agency.

4.    [Continuing Obligations. Employee further agrees to comply with the continuing obligations regarding confidentiality set forth in Company’s Employee Nondisclosure and Assignment Agreement.]
5.    Effective Date/Acknowledgements. Employee has 21 days from the date first set forth below (such 21-day period, the “Consideration Period”) to consider whether or not to enter into this Release (although Employee may elect not to use the full Consideration Period at Employee’s option). No later than the last day of the Consideration Period, Employee must have returned an executed version of this Release to the Company. Employee may revoke this release during the seven-day period following its execution and delivery to the Company. This Release shall become effective and enforceable on the eighth day after Employee has returned a signed copy of this Release to the Company, provided that Employee signs it during the Consideration Period and does not revoke it within seven days after its execution and delivery. If the signed Release is not received by the Company on or before the last day of the Consideration Period, or if Employee revokes the Release within seven days following its delivery to the Company, the Company will assume that Employee is not interested in the consideration set forth in Sections 2(a)(ii)-(iv) of the Severance Agreement, and the offer will be automatically withdrawn. By signing this Release, Employee acknowledges that (a) Employee has read and understands the terms of this Release, (b) Employee has obtained and considered such legal counsel as Employee deems necessary, and (c) Employee enters this Release freely, knowingly and voluntarily.
6.    No Admissions. By entering into this Release, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Release is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.
7.    Severability. In the event any provision of this Release shall be found unenforceable, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
8.    Full Defense. This Release may be pled as a full and complete defense to and may be used as a basis for an injunction against any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof.
9.    Applicable Law. The validity, interpretation and performance of this Release shall be construed and interpreted according to the laws of the United States of America and the State of California without regard to conflicts-of-law principles. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
10.    Entire Agreement; Modification. This Release[, including the continuing obligations under Company’s Employee Nondisclosure and Assignment Agreement previously signed by Employee and Exhibit A thereto, which are incorporated herein by reference,] [is / are] intended to be the entire agreement between the parties and supersede and cancel any and all other and prior agreements, written or oral, between the parties regarding this subject matter. This Release may be amended only by a written instrument executed by all parties hereto.

11.    Notices. All notices under this Release must be given in writing, by regular mail, if to Employee, to the mailing address on file with the Company, and if to the Company, to:
Halozyme Therapeutics, Inc.
Attention: General Counsel
11388 Sorrento Valley Road
San Diego, California 92121
12.    Counterparts. This Release may be executed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.
13.    ACKNOWLEDGEMENT. EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS READ THE FOREGOING RELEASE, FULLY UNDERSTANDS EACH AND EVERY PROVISION CONTAINED HEREIN, VOLUNTARILY ENTERS INTO THIS RELEASE AND HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOICE BEFORE SIGNING THIS RELEASE. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY FROM ANY AND ALL CLAIMS.
*    *    *

Wherefore, the parties have executed this Release on the dates shown below.

Date: _____________________        By:
Employee

Date: _____________________        By:
Halozyme Therapeutics, Inc.